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                                                                      Exhibit 12

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                                          Predecessor Company                                       The Company
                       -------------------------------------------------------------   ------------------------------------
                                                              Period         Period      Period      Period       Nine
                                                            November 1,     January 1,  March 15,   March 15,    Months
                         Fiscal Year Ended December 31        1996 to        1997 to    1997 to      1997 to      Ended
                       ----------------------------------   December 31,    March 14,  October 31,   July 31,    July 31,
                         1993    1994      1995     1996       1996           1997        1997        1997         1998
                                                            (unaudited)                            (unaudited)  (unaudited)
                                                       (dollars in thousands)
Earnings:
Income (loss)
  before income taxes   5,040  (245,656)   9,274   (41,668)   (5,619)        (5,938)     (3,938)     (4,352)      (8,657)
Fixed charges           2,387     4,428    4,436     2,801       550            809       6,004       3,727        8,633
Earnings (loss)         7,427  (241,228)  13,710   (38,867)   (5,069)        (5,129)      2,066        (625)         (24)

Fixed charges --
  Interest expense      2,387     4,428    4,436     2,801       550            809       6,004       3,727        8,633
Ratio of earnings
  to fixed charges        3.1x    N/A        3.1x     N/A       N/A             N/A        N/A         N/A          N/A
Amount of insufficiency   N/A   245,649     N/A     41,668     5,619          5,938       3,938       4,352        8,657

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